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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
TCA Cable TV, Inc.:

     We consent to the incorporation by reference in the Registration Statements of TCA Cable TV, Inc. on Form S-8 (File Nos. 2-82934, 2-88892, 33-21901,
33-49172, 33-33898, 33-55895, 33-61041, 333-1487, 333-26723, 333-26721 and
333-48095, 333-48783 and 33-51323) and Form S-3 (File Nos. 33-61616, 33-44289,
33-40273, 333-23541, 333-32015, No. 333-44447 and 333-51331) of our report dated
December 18, 1998, on our audit of the consolidated balance sheet of TCA Cable TV, Inc. and Subsidiaries as of October 31, 1998, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year then ended, which report appears in the October 31, 1998 Annual Report on Form 10-K of TCA Cable TV, Inc.

                                            KPMG LLP

Dallas, Texas
January 28, 1999